Exhibit 99.1

Company Contact: Bradley E. Larson Chief Executive Officer www.readymixinc.com	Investor Contact: Neil Berkman Associates (310) 826-5051 info@BerkmanAssociates.com

FOR IMMEDIATE RELEASE
Ready Mix, Inc. Considering Strategic Alternatives
     LAS VEGAS, NEVADA, June 17, 2009 . . . READY MIX, INC. (RMI) (NYSE Amex:RMX) today announced that it is considering strategic alternatives.
Ready Mix Inc. Is Considering Strategic Alternatives
     Ready Mix, Inc. today announced that in response to recent interest in the Company’s assets, it has retained Lincoln International LLC to evaluate and advise the Board of Directors regarding strategic alternatives to enhance shareholder value, including the potential sale of the Company.
     The Company further stated that there can be no assurance that the review of strategic alternatives will result in the Company pursuing any particular transaction, or, if it pursues any such transaction, that it will be completed. The Company does not expect to make further public comment regarding the review until the Board of Directors has approved a specific transaction or otherwise deems disclosure of significant developments is appropriate.
About Ready Mix, Inc.
     Ready Mix, Inc. (RMI) has provided ready-mix concrete products to the construction industry since 1997. RMI currently operates four ready-mix concrete plants in the metropolitan Phoenix, Arizona area, three plants in the metropolitan Las Vegas, Nevada area, and one plant in Moapa, Nevada. RMI also operates two sand and gravel crushing and screening facilities near Las Vegas, Nevada, which provide raw materials for its Las Vegas and Moapa concrete plants.
Forward-Looking Statements
     Statements regarding the evaluation of strategic alternatives, any transaction, including the timing or effects thereof, change in or continuation of current business plan, increase in stockholder value, as well as any other statements that are not historical facts in this press release are forward-looking statements. Such forward-looking statements are based on current expectations and actual results or future events may differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results of the Company or future events to differ materially from those expressed in or underlying such forward-looking statements, including without limitation: results of the Board’s evaluation of strategic alternatives; the ability to obtain Board and stockholder approvals of any proposed transaction; customary conditions to the closing of any proposed transaction; national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; the execution of the Company’s business plan; financing risks; acquisition and location development risks; potential environmental and other liabilities; and other factors affecting the construction industry generally. For further discussion of certain factors that could affect outcomes, please refer to the “Risk Factors” section of the Company’s annual report on Form 10-K for the year ended December 31, 2008, and other subsequent filings by the Company with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. Except as otherwise stated in this press release, the Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
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4602 East Thomas Road • Phoenix, Arizona 85018 • (602) 957-2722 • Fax (602) 522-1911